Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC signs long-term lease with treasure island preschool at brooklyn property

New York, December 9, 2021 – New York City REIT, Inc. (NYSE: NYC) announced today that the entire ground floor of 8713 Fifth Avenue in Brooklyn, NY has been leased to Treasure Island, an operator of nursery schools and daycare centers with an almost 40-year history in the area. Treasure Island signed a 20-year lease that includes 1.5% annual rent increases and is expected to commence during the third quarter of 2022.

“The long-term lease we signed with Treasure Island will provide much needed classroom space for their rapidly growing programs,” said Michael Weil, CEO of NYC. “As a long-time operator of schools in the Bay Ridge neighborhood, Treasure Island is the perfect tenant for the ground floor of our property in Brooklyn. The quality of this tenant, the long lease we signed and the addition of over $345,000 of annualized straight-line rent will meaningfully enhance this property.”

About Treasure Island

Treasure Island Preschool has been serving the children and families of Bay Ridge since 1985. Throughout the years, their program has always stressed the view that all children are unique individuals with unique abilities and interests that need to be nourished and supported. It is firmly believed that by capitalizing on children's strengths and interests they will be appropriately engaged in learning that will promote a strong sense of self-worth, develop a great sense of self-esteem and self-confidence, and promote a love of learning and discovery.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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